Exhibit (1)(b)

                              ARTICLES OF AMENDMENT
                                       TO
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                      FIRST AMERICAN INVESTMENT FUNDS, INC.

     The undersigned officer of First American Investment Funds, Inc. (the "Corporation"), a Maryland corporation, hereby certifies that the following amendment to the Corporation's Amended and Restated Articles of Incorporation have been advised by the Corporation's Board of Directors and approved by the Corporation's stockholders in the manner required by the Maryland General Corporation Law:

     RESOLVED, that the Corporation's Amended and Restated Articles of Incorporation be, and the same hereby are, amended as follows:

     Article IV, Section 3, is amended to delete the figure "30%" in each of the three instances in which it appears, and to substitute therefor the figure "10%".

     The undersigned officer of the Corporation hereby acknowledges, in the name and on behalf of the Corporation, the foregoing Articles of Amendment to be the corporate act of the Corporation and further certifies that, to the best of his or her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President or Vice President and witnessed by its Secretary or an Assistant Secretary on December 1, 1997.


                                           FIRST AMERICAN INVESTMENT FUNDS, INC.

                                           By /s/ Kathryn L. Stanton
                                                  Kathryn L. Stanton
                                                  Its VP

WITNESS:

/s/ Michael A. Radmer
    Michael A. Radmer
    Secretary